Exhibit 99.1

Sylvia Wheeler

Vice President, Corporate Communication

Affymax, Inc.

650-812-8861

AFFYMAX ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

PALO ALTO, Calif., March 18, 2011,  Affymax, Inc. (Nasdaq: AFFY), today announced the pricing of an underwritten public offering of 8,474,576 shares of its common stock at a price to the public of $5.90 per share. The gross proceeds to Affymax from this offering are expected to be approximately $50.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on or about March 23, 2011, subject to customary closing conditions. Affymax has also granted the underwriters a 30-day option to purchase up to 1,271,186 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Affymax.

Lazard Capital Markets LLC is acting as sole book-running manager in the offering, with Stifel Nicolaus Weisel acting as co-manager. A shelf registration statement on Form S-3 relating to the shares was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement relating to the offering, when available, may be obtained from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon Affymax’s current expectations. Forward-looking statements include, but are not limited to, statements relating to Affymax’s expectations regarding the completion, timing and size of the public offering. Forward-looking statements involve risks and uncertainties. Affymax’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Affymax will be able to complete the public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the public offering, Affymax and its business can be found under the heading “Risk Factors” in Affymax’s preliminary prospectus supplement related to the public offering filed with the Securities and Exchange Commission on March 17, 2011. Affymax expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.